EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in this Registration Statement of Enterprise Products Partners L.P. on Form S-3 of (i) our report dated March 7, 2003 (such report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill in 2002 and derivative instruments in 2001), appearing in the Annual Report on Form 10-K/A of Enterprise Products Partners L.P. for the year ended December 31, 2002, (ii) our report dated March 15, 2003 with respect to the balance sheet of Enterprise Products GP, LLC, appearing in Exhibit 99.1 in the Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2002, and (iii) to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
July 11, 2003